Exhibit 99.1

Quality Care Properties Provides Update on HCR ManorCare

BETHESDA, Md., September 25, 2017 /PRNewswire/ — Quality Care Properties, Inc. (NYSE: QCP) (“QCP” or the “Company”) announced today that it has agreed with HCR ManorCare, Inc. and HCR III Healthcare, LLC, the Company’s principal tenant (collectively, “HCR ManorCare”) to extend the deadline for HCR ManorCare’s response to QCP’s receivership complaint to October 18, 2017, subject to Court approval, to allow for the continuation of workout discussions.  As previously announced, on August 17, 2017, QCP filed a complaint against HCR ManorCare seeking the appointment of an independent receiver for QCP’s skilled nursing and assisted living/memory care facilities.

HCR ManorCare continues to be in default under the Master Lease and Security Agreement, dated as of April 7, 2011, as amended and supplemented (the “Master Lease”) and the Guaranty of Obligations effective as of February 11, 2013 (the “Guaranty”) with respect to obligations under the Master Lease.  HCR ManorCare has paid approximately $17.6 million in rent for September.  As previously reported, HCR ManorCare paid approximately $23 million in rent for August.  Over $385 million in rent and other obligations continue to be immediately due and payable under the Master Lease and the Guaranty.

The restructuring advisory firm of Alvarez & Marsal, on behalf of QCP, is expected to work alongside HCR ManorCare’s restructuring advisory firm, AlixPartners, to support ongoing workout discussions.  The advisory firms of Houlihan Lokey and Lazard are also advising QCP with respect to such discussions and with respect to remarketing activities for QCP facilities leased to HCR ManorCare.

In addition, HCR ManorCare has informed QCP that Paul Ormond has stepped down from the Board of Directors and from his positions as Chairman, President and Chief Executive officer of HCR ManorCare and that Steve Cavanaugh, HCR ManorCare’s Executive Vice President and Chief Operating Officer, has been appointed President and Chief Executive Officer of HCR ManorCare.

About QCP

Quality Care Properties, Inc. is one of the nation’s largest actively managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties. QCP’s properties are located in 29 states and include 257 post-acute/skilled nursing properties, 61 memory care/assisted living properties, a surgical hospital and a medical office building. For more information regarding QCP, visit www.qcpcorp.com.

Safe Harbor Statement

Certain statements in this press release that are not historical statements of fact may be deemed “forward-looking statements.”  The Company intends to have its forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with those provisions.  Forward-looking statements include, among other things, statements regarding our intent, belief or expectations. In particular we note that statements regarding our workout discussions with HCR ManorCare and remarketing activities are all forward-looking statements.   No assurance can be given that we will reach agreement with HCR ManorCare, that the terms of any such agreement will be favorable to QCP or that we will be successful in remarketing our properties.  Although we believe that the assumptions underlying the forward looking statements are reasonable, we can give no assurance that our expectations will be attained. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended, and our later SEC filings for extensive discussion regarding the risks to us from our association with HCR ManorCare. These filings are available on our website at www.qcpcorp.com and at www.sec.gov.

Forward-looking statements speak only as of the date of this press release.  Except as may be required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements.

SOURCE Quality Care Properties, Inc.

For further information: C. Marc Richards, Chief Financial Officer, Quality Care Properties, Inc., (240) 223-4680